Exhibit 5.1

January 28, 2026

Antero Resources Corporation

1615 Wynkoop Street

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel for Antero Resources Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale by the Company of $750,000,000 aggregate principal amount of 5.400% Senior Notes due 2036 (the “Notes”), pursuant to the Underwriting Agreement, dated January 13, 2026, by and among the Company and the representatives of the several underwriters named therein (the “Underwriting Agreement”).

The Notes are being offered and sold pursuant to a prospectus supplement dated January 13, 2026, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on January 15, 2026, to the prospectus dated January 12, 2026 (as amended and supplemented by the prospectus supplement, the “Prospectus”), that constitutes a part of the Company’s Registration Statement on Form S-3 (Registration No. 333-292670), filed with the Commission on January 12, 2026 (the “Registration Statement”), which Registration Statement became effective upon filing. The Notes will be issued under the Indenture, dated as of January 28, 2026 (the “Base Indenture”), by and between the Company and Computershare Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of January 28, 2026, between the Company and the Trustee (the “First Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”).

In connection with the opinions expressed herein, we have examined, among other things, (i) the Amended and Restated Certificate of Incorporation and the Third Amended and Restated Bylaws of the Company, (ii) the Registration Statement, including the Prospectus, (iii) the Indenture, (iv) certain resolutions adopted by the Board of Directors of the Company, (v) certain resolutions adopted by the Pricing Committee of the Board of Directors of the Company, and (vi) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we have deemed necessary or considered appropriate.

As to matters of fact relevant to the opinions expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Denver Dubai Dublin Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	845 Texas Avenue, Suite 4700 Houston, TX 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Antero Resources Corporation January 28, 2026 Page 2

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each person signing the documents that we reviewed has the legal capacity and authority to do so; (v) the Registration Statement and any subsequent amendments (including additional post-effective amendments), will be effective and comply with all applicable laws; (vi) all Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner specified in the Prospectus and the Registration Statement; (vii) the Indenture was duly authorized, executed, and delivered by the parties thereto in substantially the form reviewed by us; and (viii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that when the Notes have been duly authenticated and delivered in accordance with the Indenture and issued and sold as contemplated in the Registration Statement and the Prospectus and upon payment of the consideration for such Notes as provided for in the Underwriting Agreement, the Notes will have been legally issued and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited to the laws of the States of Delaware and New York, the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions after the date hereof.

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We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.